EXHIBIT 99.1

NSB Holdings, Inc. Reports Record Third Quarter Net Income

MACON, Ga., October 20, 2005 —NSB Holdings, Inc. (OTC Bulletin Board:  NSBH) today announced record third quarter results that included a 191% increase in net income, a 173% increase in diluted earnings per share and a 301% increase in non-interest revenue as compared to the third quarter of 2004.  All per share figures have been adjusted for the Company’s three-for-two stock split on September 30, 2005.

For the third quarter, net income rose to $1,152,000, an increase of $756,000 or 191% as compared to a year ago.  Diluted earnings per share of $.40 increased $.25 from $.15 a year earlier.  Total non-interest income was $361,000 for the third quarter of 2005 as compared to $90,000, an increase of $271,000 or 301%.

Mark Stevens, President & CEO, stated, “Our financial performance in the third quarter proved to be outstanding.  NSB Mortgage Services has helped move our non-interest income higher as the demand for single family mortgage loans continues to be strong.  Both non-interest income and net interest margin continue to increase.  Our management team remains focused on executing our strategy of growth, earnings, and superb asset quality.”

At September 30, 2005, total loans stood at $307.8 million, an increase of 55% from a year ago.  “The expansion to Coastal Georgia will diversify our loan portfolio, and asset quality will continue to be a priority.  Our loan loss reserve is well-funded and our loan underwriting criteria will not be compromised”, Stevens said.

The bank’s assets grew by 54% and ended the quarter at $357,541,000 compared to $232,999,000 in the third quarter of 2004.

About NSB Holdings, Inc. and New Southern Bank

With headquarters in Macon, Georgia, NSB Holdings, Inc., operates four banking locations in the middle Georgia markets of Macon and Warner Robins and is currently expanding into the Savannah market.  The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in NSB Holdings, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.